Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter the “Agreement”) is made and entered into as of this 17th day of March, 2014, by and among UNITED COMMUNITY FINANCIAL CORP., an Ohio corporation and a unitary thrift holding company (“UCFC”), THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO, an Ohio chartered stock savings bank and a wholly-owned subsidiary of UCFC (“Home Savings” and together with UCFC, the “Company”), with the principal place of business of the Company located at 275 West Federal Street, Youngstown, Ohio 44503, and PATRICK W. BEVACK, an individual (“Bevack”) through PWB CONSULTING, LLC, an Ohio limited liability company, with its principal place of business located at 11701 Jamie Drive, Concord, Ohio 44077 (the “LLC” and together with Bevack, the “Consultant”).

WITNESSETH

WHEREAS, Bevack has served as the President and Chief Executive Officer of the Company until his retirement on March __, 2014, most recently, pursuant to the terms of an employment agreement, dated April 30, 2010, by and between the Company and Bevack (the “Employment Agreement”), and the Company recognizes the significant efforts that Bevack provided to the Company during the past five years as President and CEO of Home Savings (and prior to such time as President and CEO of Home Savings, as an executive officer of Home Savings serving in various capacities) and the past three years as President and CEO of UCFC;

WHEREAS, Bevack has more than 38 years of service in the financial services industry, and he has (i) extensive knowledge and experience in all operational areas of banking, (ii) access to and significant relationships with current and potential customers of Home Savings and other executive officers within the banking industry and (iii) significant regulatory experience with UCFC’s and Home Savings’ regulators, and the Company desires to maintain, on a formal basis, access to the knowledge, information, contacts and expertise of Bevack; and

WHEREAS, the Company desires to retain Consultant, and Consultant desires to provide certain consulting services to the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which has been acknowledged by the parties, the Company and Consultant, intending to be legally bound, hereby agree as follows:

1.	Description of Engagement

Under the terms of this Agreement, Consultant will assist the Company by providing specific consulting advice and services (the “Services”) to the Company as requested by UCFC’s or Home Savings’ Board of Directors (collectively, the “Board”) and President and Chief Executive Officer of UCFC and Home Savings (the “CEO”), all as more specifically described below under Section 3, “Scope of Engagement.”

2.	Term of Engagement

The term of this Agreement shall begin on the first business day following Bevack’s retirement from the Company as President and CEO and shall continue for a period of two (2) years from the date thereof (the “Term”).

3.	Scope of Engagement

During the Term, Consultant shall provide certain Services to the Company, including, but not limited to:

(a) Advising the Board, the CEO and other executive and senior officers of the Company regarding the Company’s growth strategies, business planning, Board succession, any further executive or management succession planning and promoting the Company’s business and interest in the Company’s market area and at industry conferences and association meetings; and

(b) Advising the Board, the CEO and other executive and senior officers of the Company regarding the Company’s regulatory requirements and relationships, including reviewing and evaluating the Company’s plans and initiatives to address any regulatory actions or recommendations made by any Federal or state regulator with jurisdiction over the Company, and further the Company’s interests as appropriate and in accordance with applicable laws, rules and regulations in Bevack’s position as a member of the Ohio Division of Financial Institutions Savings and Loan Association and Savings Bank Board.

Consultant shall deliver the Services orally or, upon request, in writing to the Board and CEO. Any written recommendations shall be directed to the Board of Directors of the Company, c/o the President and CEO.

4.	Professional Standards

Consultant will adhere to commercially reasonable standards of professional conduct and performance in carrying out his responsibilities under the terms of this Agreement and providing the Services.

5.	Confidentiality and Access to Information

Consultant acknowledges and agrees that he has entered into a Confidentiality Agreement of even date herewith (the “Confidentiality Agreement”) that governs the disclosure and use of Home Savings’ and/or UCFC’s confidential and proprietary information in connection with the Services provided under this Agreement. Consultant further acknowledges and agrees that he will provide unrestricted access to work papers prepared in connection with the Services upon request of the Company and any regulatory authorities. All work papers prepared in connection with the Services shall remain subject to the terms of this Section 5 and shall be the property of the Company. Consultant shall have access to such information, reports, executive and senior officers, plans and documents as is reasonably necessary to provide the Services, which may include, but shall not be limited to, the Company’s financial statements, asset quality reports, strategic and capital plans and loan review reports (whether prepared internally or by a third party engaged by the Company).

6.	Timing and Fees

For Services provided pursuant to this Agreement, Consultant will be paid a fee of Thirty-Two Thousand One Hundred Eighty-Seven and 50/100 Dollars ($32,187.50) per month during the Term. The fee shall be payable as follows: (a) beginning on the first business day of the seventh (7th) month following the first day of the Term, Consultant shall receive a payment equal to the first seven (7) monthly payments hereunder; and (b) on or about the first business day of each month thereafter, Consultant shall receive each of the remaining seventeen (17) monthly payments hereunder. It is the intention of the parties that, for purposes of providing the Services, Consultant shall be considered an independent contractor and not an employee of the Company. Therefore, the fees paid hereunder will be reported for federal income tax purposes on Internal Revenue Service Form 1099 or any successor to such form.

In the event that Consultant should die prior to the end of the Term, any remaining unpaid monthly payments of Consultant’s fee for the remainder of the Term shall be paid in a single lump sum payment to the beneficiary or beneficiaries designated by Consultant to receive such payment. Such payment shall be made within thirty (30) days following Consultant’s death. In the event that Consultant should fail to designate a beneficiary, in writing, to the Company, or, in the event that Consultant’s designated beneficiary should predecease him, the payment described in this paragraph shall be paid to Consultant’s estate, within thirty (30) days following his death.

In addition, Consultant will be reimbursed, in accordance with Home Saving’s expense reimbursement policies, for all reasonable out-of-pocket costs actually incurred, to include but not to be limited to travel, meals and entertainment, mailing, reproduction and similar expenses, which expenses shall not exceed fifteen percent (15%) of the aggregate consulting fee set forth above.

7.	Indemnification

Subject to applicable Federal or state law or regulation, the Company agrees to indemnify and hold harmless Consultant from and against any and all losses, costs, damages, expenses, obligations, claims or liabilities, including reasonable attorneys’ fees and expenses, incurred by Consultant arising out of or related to the provision of the Services, unless the same is caused by the unlawful conduct, willful misconduct, breach of duty or gross negligence of Consultant as determined by a court of appropriate jurisdiction. Consultant agrees to indemnify, defend and hold harmless the Company, its affiliates, officers, directors, employees, agents and representatives from and against any and all losses, costs, damages, expenses, obligations, suits, administrative procedures, claims or liabilities, including reasonable attorneys’ fees and expenses, incurred by the Company arising out of or related to any claim of any third party that the Services or written products provided to the Company under this Agreement violates any intellectual property right or constitutes any patent or copyright infringement or that Consultant mislead, deceived or fraudulently induced any third party into investing in the Company. The indemnification provided hereunder shall survive the termination of this Agreement.

Notwithstanding anything to the contrary contained herein, neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages including, without limitation, damages arising out of or in connection with any loss of profit, interruption of service or loss of business or anticipatory profit even if a party or a party’s authorized representative has been apprised of the likelihood of such damages occurring.

8.	Termination; Notice of Termination

(a) If either party is in material breach of this Agreement, the Company or Consultant, as the case may be, shall provide written notice of such breach, and the breaching party shall within thirty (30) days of written notice thereof, cure the breach. In the event such breach has not been cured within such thirty (30) day period, the non-breaching party may terminate this Agreement immediately by providing written notice to the breaching party.

(b) Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement for Cause (as defined below) by providing written notice thereof to Consultant. For purposes of this Agreement, “Cause” means (A) the Consultant’s continued intentional failure or refusal to perform substantially the Services (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company to the Consultant of such failure; (B) the Consultant’s conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; (C) a violation of the provisions set forth in Section 10 of this Agreement (D) the Consultant’s disclosure of trade secrets or material, non-public confidential information of the Company or any of its affiliates in violation any agreement with the Company or any of its affiliates in respect of confidentiality, nondisclosure or otherwise.

(c) At the time of termination of this Agreement under this Section 8, Consultant will submit to the Company a final invoice for fees and expenses incurred through the termination date; provided, however, in the event the termination by the Company results from a failure of Consultant to perform the Services, the Company and Consultant will negotiate in good faith the fair value of any services provided under this Agreement.

9.	WAIVER OF JURY TRIAL

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 9.

10.	Noncompetition; Non-Solicitation Covenant

(a) During the Term, Bevack agrees to be bound by the terms and provisions of Section 9(a) of the Employment Agreement.

(b) During the Term and for a period of two (2) years following its expiration or termination, Bevack agrees to be bound by the terms and provisions of Sections 9(b) and 9(c) of the Employment Agreement.

(c) The provisions of this Section 10 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 10.

11.	Miscellaneous Provisions

(a) Time is of the essence in this Agreement.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. This Agreement shall be binding upon both of the parties hereto and their respective successors in interest and assigns.

(c) This Agreement, the Employment Agreement and the confidential separation and general release agreement, dated March 17, 2014, by and between the Company and Bevack constitute the entire agreement of the parties regarding the provision of the Services provided hereunder, and no statement or representation shall be considered a part of this Agreement or binding upon the parties unless the same is contained herein.

(d) This Agreement may not be amended or modified in any way without the prior written consent of all parties to this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be deemed to be duplicate original, but all of which taken together shall be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties or authorized representatives of the parties have executed this Agreement as of the date first written above.

PATRICK W. BEVACK

By:

PWB CONSULTING, LLC

By:
Name: Patrick W. Bevack
Title: President

UNITED COMMUNITY FINANCIAL CORP.

By:
Name: Jude J. Nohra
Title: General Counsel & Secretary

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

By:
Name: Jude J. Nohra
Title: Executive Vice President, Corporate Governance, & Secretary